Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal 2014 Results

NEWARK, NJ — March 6, 2013:  IDT Corporation (NYSE: IDT) reported diluted income per share of $0.11 and Non-GAAP diluted EPS of $0.28 for the second quarter of fiscal 2014, the three months ended January 31, 2014.

Shmuel Jonas, IDT’s Chief Executive Officer said, “IDT has delivered steadily improving results over the past several years, and this quarter was in line with that trend.   Adjusted EBITDA increased year over year and sequentially to $11.3 million and, for the first time in our recent history, topped $40 million for the trailing twelve months.

“IDT Telecom had yet another solid quarter driven by continued growth in Boss Revolution calling services and expanding margins in our Telecom Platform Services segment. Though not yet impactful financially, our recently launched international money transfer service is beginning to gain traction.  We continue to enroll retail agents in the U.S. while expanding our disbursement network overseas, particularly in Latin America and the Caribbean.

“I continue to be very pleased with progress at Fabrix and Zedge.  Cloud DVR solutions - such as that offered by Fabrix - were top of mind among video executives at the Consumer Electronics Show even as Fabrix’s big data storage solution is being recognized in other industries.

“Companies comparable to Zedge continue to receive robust valuations, and Zedge reported solid user and revenue growth this quarter.  We view Zedge's market position as being quite strong, and have determined that a calendar 2014 spin-off is the most attractive alternative to maximize Zedge’s value for our shareholders, contingent upon favorable tax treatment, appropriate market conditions and continued performance by Zedge,” Mr. Jonas concluded.

2Q14 HIGHLIGHTS
(Results for 2Q14 are compared to 2Q13 unless otherwise noted).

•	Revenue decreased 1.2% to $406.4 million from $411.5 million;

•	Adjusted EBITDA increased 18.5% to $11.3 million from $9.5 million;

•	Income from operations - including the impact of a non-routine gain of $350,000 - increased 33.9% to $7.6 million from $5.7 million;

•	Net income attributable to IDT was $2.5 million compared to $3.0 million;

•	Diluted EPS of $0.11 compared to $0.13;

•	Non-GAAP net income of $6.4 million compared to $6.9 million;

•	Non-GAAP diluted EPS of $0.28 compared to $0.31.

NOTES:

Throughout this release, Adjusted EBITDA, Non-GAAP net income and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core operating results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

IDT’s operating results for fiscal 2013 have been adjusted to reflect the spin-off of Straight Path Communications Inc. in July 2013. Straight Path Communications Inc. is accounted as a discontinued operation for all periods presented.

2Q14 OPERATING RESULTS BY SEGMENT

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 97.9% of IDT’s revenue in 2Q14.  TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use in 2Q14 were 7.4 billion, a decrease (-16.8%) from 8.8 billion in 2Q13 and an increase (+1.0%) from 7.3 billion in 1Q14.

TPS’ revenue in 2Q14 was $398.0 million, a decrease (-1.2%) from $402.8 million in the year ago quarter and a decrease (-3.6%) from $412.7 million in the prior quarter:

•
Retail Communications’ revenue in 2Q14 was $169.8 million, an increase (+5.4%) from $161.1 million in 2Q13 and a decrease (-1.6%) from $172.5 million compared to 1Q14. Sales of international calling services on the Boss Revolution platform grew by 27% and drove the year over year revenue increase- for Retail Communications.  Sequentially, Boss Revolution growth of 3.6% was more than offset by the continued decline in revenue from the sale of traditional disposable prepaid calling cards in the U.S. and internationally.  Retail Communications’ revenue comprised 42.7% of TPS’ total revenue in 2Q14.

•
Wholesale Termination Services’ revenue in 2Q14 was $167.8 million, a decrease (-7.9%), from $182.2 million in 2Q13 and a decrease (-6.0%) from $178.5 million in 1Q14.  The year over year revenue loss resulted primarily from the impact of the abrupt, industry-wide rate changes that took effect in the third quarter of last year in certain South Asian destinations, and the resulting decline in traffic to those countries.  The sequential decline in revenue reflects primarily a shift in our destination mix, as we carried more traffic this quarter to lower revenue per minute, but more profitable, destinations.  Wholesale Termination Services continues to benefit from pricing shift opportunities resulting from certain disparities in currency exchange rates and related macro conditions in Latin America.    Wholesale Termination Services’ revenue comprised 42.1% of TPS’ total revenue in 2Q14.

•
Payment Services’ revenue in 2Q14 was $48.9 million, an increase (+4.9%), from $46.6 million in 2Q13 and a decrease (-2.1%) from $49.9 million in 1Q14.  The year over year increase primarily reflects the growth of international and domestic airtime top-up sales while the sequential decrease reflects the impact of a restructured resale agreement with an important supplier and increased competition generally among resellers.  Payment Services revenue comprised 12.3% of total TPS revenue in 2Q14.

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Hosted Platform Solutions’ revenue in 2Q14 was $11.5 million, a decrease (-10.9%) from $12.9 million in 2Q13 and a decrease (-2.2%) from $11.8 million in1Q14.  The majority of Hosted Platform Solutions revenue is generated by IDT’s cable telephony business. Hosted Platform Solutions’ revenue comprised 2.9% of total TPS revenue in 2Q14.

TPS’ direct cost of revenue expressed as a percentage of TPS revenue in 2Q14 continued to improve, decreasing 120 basis points to 83.7%, from 84.9% in 2Q13, and decreasing 70 basis points from 84.4% in 1Q14.  The year over year improvement primarily reflects the higher margin destination mix for Wholesale Termination Services, the relatively higher contribution of higher-margin Retail Communications revenues compared to Wholesale Termination Services, and overall lower network connectivity costs.

TPS’ 2Q14 SG&A expense increased (+4.6%) to $49.5 million from $47.3 million in 2Q13 and decreased (-0.4%) from $49.7 million in 1Q14.  The year over year increase is due primarily to higher employee compensation and marketing costs, partially offset by a reduction in litigation related costs.  The slight sequential decrease is due primarily to a reduction in non-cash compensation.  Expressed as a percentage of TPS’ revenue, TPS’ 2Q14 SG&A was 12.4%, compared to 11.8% in 2Q13 and 12.0% in 1Q14.

TPS’ Adjusted EBITDA in 2Q14 increased (+16.3%) to $15.5 million compared to $13.3 million in 2Q13 and increased (+4.2%) from $14.8 million in 1Q14, primarily reflecting TPS’s improved gross margins

TPS’ income from operations in 2Q14 increased (+23.1%) to $12.4 million from $10.1 million in 2Q13 and increased (+4.1%) from $11.9 million in 1Q14.  Income from operations in 2Q14 and 1Q14 included non-routine gains of $0.4 million and $0.3 million, respectively, reflecting reversals of litigation accruals.

Zedge

Zedge owns and operates a popular online platform for mobile phone consumers interested in obtaining free, high quality games, apps, and personalization content including ringtones, wallpapers, and notification sounds.  Zedge’s app, available on iOS and Android, boasts more than 91 million downloads and has averaged among the Top 15 most popular apps in the Google Play store for the last three years and counting.  As a result of Zedge’s successful service and large user base, it is able to offer advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach.  IDT currently owns approximately 83% (69% on a fully diluted basis) of Zedge.

Zedge’s revenues are generated by sales of advertising inventory across its Android and iOS apps and websites.  Zedge’s revenue was $1.7 million in 2Q14, an increase (+6.2%) compared to $1.6 million in 2Q13 and an increase (+20.2%) from $1.4 million in 1Q14. The increases are primarily due to the growth of its smartphone user base on both Android and iPhone.  As of January 31, 2014, active installs were 39.3 million compared to 25.5 million a year earlier.

Zedge’s SG&A expense in 2Q14 was $1.1 million, an increase (+8.4%) compared to $1.0 million in 2Q13, and an increase (+29.5%) compared to $0.8 million in 1Q14.  The increases reflect growth in Zedge’s developer headcount and related payroll costs, and higher business development costs.

Zedge’s 2Q14 Adjusted EBITDA was $0.4 million and income from operations was $0.2 million.  With rounding, Adjusted EBITDA and income from operations were unchanged compared to the year ago and prior quarters.

ALL OTHER

All Other includes Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery, IDT’s real estate holdings and other small businesses.

All Other’s 2Q14 revenue was $3.8 million, an increase (+14.0%) from $3.4 million in 2Q13 and an increase (+9.7%) from $3.5 million in 1Q14.  The increases were due to Fabrix’s product sales to cable system operators and other media content providers, who utilize Fabrix’s software to efficiently store, process and distribute video for both remote DVR and deep storage applications.

All Other’s direct cost of revenue expressed as a percentage of revenue was 17.1% in 2Q14, a deterioration from 11.0% in 2Q13 and 15.8% in 1Q14.

All Other’s SG&A expense was $1.7 million in 2Q14, an increase (+23.2%) from $1.3 million in 2Q13 and an increase (+9.4%) from $1.5 million in 1Q14.

Research and development expense, which is entirely incurred by Fabrix, was $2.6 million in 2Q14, compared to $1.8 million in 2Q13 and $2.3 million in 1Q14.

All Other generated an Adjusted EBITDA loss of $1.1 million in 2Q14, compared to a loss of $0.2 million in 2Q13 and a loss of $0.8 million in 1Q14, primarily due to the increased R&D expense at Fabrix.

All Other’s loss from operations was $1.5 million in 2Q14, compared to a loss from operations of $0.6 million in both 2Q13 and 1Q14.  The loss from operations in 1Q14 included a non-routine gain of $0.6 million related to the receipt of property insurance claim proceeds.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States.  CPS has been in harvest mode since fiscal 2006 -- maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ 2Q14 revenue was $2.9 million compared to $3.7 million (-23.3%) in 2Q13 and $3.0 million (-5.5%) in the prior quarter.  Income from operations was $0.4 million in 2Q14, unchanged (with rounding) from the year ago and sequential quarters.

CONSOLIDATED RESULTS AND BALANCE SHEET

Consolidated results in all periods presented include corporate overhead.  Corporate G&A expense was $3.9 million in 2Q14, compared to $4.4 million in 2Q13 and $4.5 million in 1Q14.

Net income attributable to IDT in 2Q14 was $2.5 million, compared to $3.0 million in 2Q13 and $3.5 million in 1Q14.

Non-GAAP net income was $6.4 million in 2Q14, compared to $6.9 million in the year ago quarter and $7.4 million in the prior quarter.  Non-GAAP diluted EPS was $0.28 in 2Q14, compared to $0.31 in the year ago quarter and $0.32 in the prior quarter.

As of January 31, 2014, IDT had $149.4 million of unrestricted cash, cash equivalents and marketable securities. In addition, IDT had an aggregate of $60.4 million of current and long-term restricted cash and cash equivalents, which included $55.5 million of customer deposits held at IDT’s wholly-owned Gibraltar based bank.  Notes payable, consisting primarily of a mortgage loan against IDT-owned real estate, totaled $7.0 million.  In addition, at January 31, 2014, total current liabilities included $15.0 million borrowed under IDT Telecom’s revolving credit facility.

Net cash provided by operating activities in the first six months of FY 2014 was $13.8 million, compared to $26.6 million in the year ago period.  Capital expenditures in the corresponding periods were $7.8 million compared to $7.5 million.

DIVIDEND

IDT’s Board of Directors has declared a quarterly dividend of $0.17 per share of Class A and Class B common stock for the second quarter of fiscal year 2014.  The dividend will be paid on or about March 28, 2014 to stockholders of record as of the close of business on March 21, 2014.  The ex-dividend date will be March 19, 2014.  The distribution will be treated as a dividend for tax purposes, and not as a return on capital.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

•	IDT will host a conference call at 5:30 PM ET today, March 6th, beginning with management’s discussion of financial and operational results, business outlook and strategy, followed by Q&A.

•	To listen to the conference call and/or participate in the Q&A, dial toll-free 1-877-418-5260 (from U.S.) or 1-412-717-9589 (international) and request the IDT Corporation call.

•
An audio replay of the conference call will be available one hour after the call concludes through March 20, 2013 by dialing 1-877-344-7529 (conference code #10039290), or by streaming from the IDT website investor relations site: www.idt.net/about/ir.

•
Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked to conveniently and inexpensively communicate and share resources around the world.  IDT Telecom’s wholesale business is a leading global carrier of international long distance voice calls.  IDT also holds majority interests in two early-stage companies focused on high growth industries:  Zedge (www.zedge.net), a mobile content discovery and acquisition platform, that includes one of the most popular Apps for Android and iOS; and Fabrix Systems (www.fabrixsystems.com), a cloud based storage and computing platform, that provides a scalable solution optimized for media and big data processing and delivery.   For more information, visit www.idt.net.

In this press release, all statements that are not purely about historical facts, including, but not limited to, payment of dividends and those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our telecommunication businesses; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our services; the  financial stability of our major customers; our ability to remain profitable and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	January 31, 2014	July 31, 2013
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$138,161	$146,960
Restricted cash and cash equivalents—short-term	57,606	34,988
Marketable securities	11,192	9,684
Trade accounts receivable, net of allowance for doubtful accounts of $13,075 at January 31, 2014 and $13,079 at July 31, 2013	63,711	65,078
Prepaid expenses	19,371	19,175
Deferred income tax assets, net—current portion	973	1,689
Other current assets	13,000	12,730
Total current assets	304,014	290,304
Property, plant and equipment, net	80,556	80,742
Goodwill	14,855	14,807
Other intangibles, net	1,407	1,390
Investments	9,396	9,605
Restricted cash and cash equivalents—long-term	2,763	7,407
Deferred income tax assets, net—long-term portion	18,105	20,000
Other assets	13,902	11,152
Total assets	$444,998	$435,407

Liabilities and equity
Current liabilities:
Revolving credit loan payable	$15,000	$21,062
Trade accounts payable	30,442	39,323
Accrued expenses	137,083	145,432
Deferred revenue	97,816	91,227
Customer deposits	53,965	28,663
Income taxes payable	1,426	761
Dividends payable	—	1,837
Notes payable—current portion	542	535
Other current liabilities	4,285	4,829
Total current liabilities	340,559	333,669

Notes payable—long-term portion	6,492	6,624
Other liabilities	4,087	5,978
Total liabilities	351,138	346,271
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2014 and July 31, 2013	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,494 and 24,275 shares issued and 21,563 and 21,397 shares outstanding at January 31, 2014 and July 31, 2013, respectively	245	243
Additional paid-in capital	390,502	388,533
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,931 and 2,878 shares of Class B common stock at January 31, 2014 and July 31, 2013, respectively	(99,791)	(98,836)
Accumulated other comprehensive income	3,523	2,341
Accumulated deficit	(201,570)	(203,711)
Total IDT Corporation stockholders’ equity	92,942	88,603
Noncontrolling interests	918	533
Total equity	93,860	89,136
Total liabilities and equity	$444,998	$435,407

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues	$406,423	$411,456	$827,093	$811,573
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	335,258	344,486	685,577	679,737
Selling, general and administrative (i)	57,285	55,631	115,040	108,946
Depreciation and amortization	4,059	3,865	7,955	7,000
Research and development	2,597	1,819	4,873	3,201

Total costs and expenses	399,199	405,801	813,445	798,884
Other operating gains (loss), net	350	—	1,209	(350)

Income from operations	7,574	5,655	14,857	12,339
Interest income (expense), net	105	(457)	80	(352)
Other (expense) income, net	(3,065)	1,815	(3,614)	2,700

Income from continuing operations before income taxes	4,614	7,013	11,323	14,687
Provision for income taxes	(1,641)	(3,105)	(4,300)	(5,159)

Income from continuing operations	2,973	3,908	7,023	9,528
Loss from discontinued operations, net of tax	—	(413)	—	(1,865)

Net income	2,973	3,495	7,023	7,663
Net income attributable to noncontrolling interests	(438)	(542)	(965)	(1,096)

Net income attributable to IDT Corporation	$2,535	$2,953	$6,058	$6,567

Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$2,535	$3,284	$6,058	$8,351
Loss from discontinued operations	—	(331)	—	(1,784)

Net income	$2,535	$2,953	$6,058	$6,567

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$0.12	$0.16	$0. 28	$0.40
Loss from discontinued operations	—	(0.02)	—	(0.08)

Net income	$0.12	$0.14	$0.28	$0.32

Weighted-average number of shares used in calculation of basic earnings per share	21,572	20,829	21,305	20,818

Diluted:
Income from continuing operations	$0.11	$0.15	$0.27	$0.38
Loss from discontinued operations	—	(0.02)	—	(0.08)

Net income	$0.11	$0.13	$0.27	$0.30

Weighted-average number of shares used in calculation of diluted earnings per share	22,743	22,089	22,827	22,087

Dividends declared per common share	$0.17	$—	$0.17	$0.75

(i) Stock-based compensation included in selling, general and administrative expenses	$1,632	$1,806	$4,127	$2,818

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended January 31,
	2014	2013
	(in thousands)
Operating activities
Net income	$7,023	$7,663
Adjustments to reconcile net income to net cash provided by operating activities:
Net loss from discontinued operations	—	1,865
Depreciation and amortization	7,955	7,000
Deferred income taxes	2,614	5,681
Provision for doubtful accounts receivable	548	1,786
Gain on proceeds from insurance	(571)	—
Interest in the equity of investments	(852)	(600)
Stock-based compensation	4,127	2,818
Change in assets and liabilities:
Restricted cash and cash equivalents	(14,437)	(12,661)
Trade accounts receivable	3,465	13,311
Prepaid expenses, other current assets and other assets	(2,119)	3,784
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(23,300)	(16,357)
Customer deposits	22,777	10,304
Income taxes payable	665	(572)
Deferred revenue	5,873	2,620

Net cash provided by operating activities	13,768	26,642
Investing activities
Capital expenditures	(7,847)	(7,462)
Collection of notes receivable	—	750
Increase in investments	—	(1,069)
Proceeds from sale and redemption of investments	1,019	99
Proceeds from insurance	571	—
Purchases of marketable securities	(11,631)	—
Proceeds from maturities and sales of marketable securities	10,094	—

Net cash used in investing activities	(7,794)	(7,682)
Financing activities
Dividends paid	(5,754)	(17,124)
Distributions to noncontrolling interests	(626)	(816)
Purchases of stock of subsidiary	(1,133)	(1,804)
Proceeds from exercise of stock options	528	—
Proceeds from revolving credit loan payable	30,000	—
Proceeds from sale of stock of subsidiary	—	145
Repayments of revolving credit loan payable and other borrowings	(36,187)	(118)
Repurchases of Class B common stock	(955)	(1,078)

Net cash used in financing activities	(14,127)	(20,795)
Discontinued operations
Net cash used in operating activities	—	(1,114)
Effect of exchange rate changes on cash and cash equivalents	(646)	2,079

Net decrease in cash and cash equivalents	(8,799)	(870)
Cash and cash equivalents (including discontinued operations) at beginning of period	146,960	151,504

Cash and cash equivalents (including discontinued operations) at end of period	138,161	150,634
Less cash and cash equivalents of discontinued operations at end of period	—	(2,204)

Cash and cash equivalents (excluding discontinued operations) at end of period	$138,161	$148,430

Supplemental schedule of non-cash investing and financing activities
Adjustment to liabilities in connection with the Straight Path Spin-Off	$1,624	$—

Escrow account overages included in other current assets used to reduce notes payable	$—	$1,340

Reconciliation of Non-GAAP Financial Measures for the Second Quarter Fiscal 2014

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the second quarter fiscal 2014 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization and other operating losses and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, other operating losses, stock-based compensation and loss from discontinued operations, and subtracts other operating gains.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2014 and fiscal 2013 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Other operating gains (losses), net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation, such gains and losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Loss from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss) and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended January 31, 2014 (2Q14)
Adjusted EBITDA	$11.3	$15.5	$0.4	$0.4	$(1.1)	$(3.9)
Subtract (Add):
Depreciation and amortization	4.1	3.4	-	0.2	0.4	-
Other operating gain	(0.4)	(0.4)	-	-	-	-
Income (loss) from operations	7.6	$12.4	$0.4	$0.2	$(1.5)	$(3.9)
Interest income, net	0.1
Other expense, net	(3.1)
Income before income taxes	4.6
Provision for income taxes	(1.6)
Net income	3.0
Net income attributable to noncontrolling interests	(0.4)
Net income attributable to IDT Corporation	$2.5

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended October 31, 2013 (1Q14)
Adjusted EBITDA	$10.3	$14.8	$0.4	$0.4	$(0.8)	$(4.5)
Subtract (Add):
Depreciation and amortization	3.9	3.2	-	0.2	0.4	-
Other operating gain	(0.9)	(0.3)	-	-	(0.6)	-
Income (loss) from operations	7.3	$11.9	$0.4	$0.2	$(0.6)	$(4.5)
Other expense, net	(0.5)
Income before income taxes	6.7
Provision for income taxes	(2.7)
Net income	4.0
Net income attributable to noncontrolling interests	(0.5)
Net loss attributable to IDT Corporation	$3.5

IDT Corporation
Reconciliation of Adjusted EBITDA to Net Income
(unaudited)
in millions
Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended January 31, 2013 (2Q13)
Adjusted EBITDA	$9.5	$13.3	$0.4	$0.4	$(0.2)	$(4.4)
Subtract:
Depreciation and amortization	3.9	3.2	-	0.2	0.4	-
Income (loss) from operations	5.7	$10.1	$0.4	$0.2	$(0.6)	$(4.4)
Interest expense, net	(0.5)
Other income, net	1.8
Income from continuing operations before income taxes	7.0
Provision for income taxes	(3.1)
Income from continuing operations	3.9
Loss from discontinued operations, net of tax	(0.4)
Net income	3.5
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$3.0

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Six Months Ended January 31, 2014
Adjusted EBITDA	$21.6	$30.3	$0.8	$0.8	$(1.9)	$(8.4)
Subtract (Add):
Depreciation and amortization	8.0	6.7	-	0.5	0.8	-
Other operating gain	(1.2)	(0.7)	-	-	(0.6)	-
Income (loss) from operations	14.9	$24.3	$0.8	$0.3	$(2.1)	$(8.4)
Interest income, net	0.1
Other expense, net	(3.6)
Income before income taxes	11.3
Provision for income taxes	(4.3)
Net income	7.0
Net income attributable to noncontrolling interests	(1.0)
Net income attributable to IDT Corporation	$6.1

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Six Months Ended January 31, 2013
Adjusted EBITDA	$19.7	$25.2	$1.0	$0.5	$0.1	$(7.2)
Subtract:
Depreciation and amortization	7.0	5.8	-	0.4	0.8	-
Other operating loss	0.4	0.4	-	-	-	-
Income (loss) from operations	12.3	$19.1	$1.0	$0.1	$(0.7)	$(7.2)
Interest expense, net	(0.4)
Other income, net	2.7
Income from continuing operations before income taxes	14.7
Provision for income taxes	(5.2)
Income from continuing operations	9.5
Loss from discontinued operations, net of tax	(1.9)
Net income	7.7
Net income attributable to noncontrolling interests	(1.1)
Net income attributable to IDT Corporation	$6.6

IDT Corporation
Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS
(unaudited)
in millions, except per share data
Figures may not foot due to rounding to millions.

	2Q14	1Q14	2Q13	Six Months Ended January 31, 2014	Six Months Ended January 31, 2013

Net income	$3.0	$4.0	$3.5	$7.0	$7.7
Adjustments (add) subtract:
Stock-based compensation	(1.6)	(2.5)	(1.8)	(4.1)	(2.8)
Depreciation and amortization	(4.1)	(3.9)	(3.9)	(8.0)	(7.0)
Other operating gains (losses), net	0.4	0.9	-	1.2	(0.4)
Loss from discontinued operations	-	-	(0.4)	-	(1.9)
Total adjustments	(5.3)	(5.5)	(6.1)	(10.9)	(12.0)
Income tax effect of total adjustments	1.9	2.2	2.7	4.1	4.2
	(3.4)	(3.3)	(3.4)	(6.8)	(7.8)
Non-GAAP net income	$6.4	$7.4	$6.9	$13.8	$15.5

Earnings per share:
Basic	$0.12	$0.17	$0.14	$0.28	$0.32
Total adjustments	0.18	0.18	0.19	0.37	0.42
Non-GAAP EPS - basic	$0.30	$0.35	$0.33	$0.65	$0.74

Weighted-average number of shares used in calculation of basic earnings per share	21.6	21.0	20.8	21.3	20.8

Diluted	$0.11	$0.15	$0.13	$0.27	$0.30
Total adjustments	0.17	0.17	0.18	0.33	0.40
Non-GAAP EPS - diluted	$0.28	$0.32	$0.31	$0.60	$0.70

Weighted-average number of shares used in calculation of diluted earnings per share	22.7	22.9	22.1	22.8	22.1